FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE FIRST QUARTER OF FISCAL 2014

DAYTONA BEACH, Fla. - April 8, 2014 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal first quarter ended February 28, 2014.
"ISC kicked off fiscal 2014 in high gear with unforgettable racing and major milestones with DAYTONA Rising and ONE DAYTONA," stated ISC Chief Executive Officer Lesa France Kennedy.  "Despite a forecast of inclement weather leading into Budweiser Speedweeks and a rain delayed DAYTONA 500, first quarter financial results were within our range of expectations thanks to increased revenue and stabilized earnings on a comparable basis."
"The 52nd anniversary of the Rolex 24 at Daytona drew record crowds for the inaugural race of the TUDOR United SportsCar Championship under the new IMSA banner.  Budweiser Speedweeks featured outstanding racing and story lines, culminating with our sport’s most popular driver, Dale Earnhardt Jr., returning to Gatorade Victory Lane for his second DAYTONA 500 Championship."
"DAYTONA Rising, the reimagining of an American icon, continues to move forward on time and on budget," France Kennedy continued.  "In February, we announced Toyota as the project’s first Founding Partner.  The eleven year agreement begins in 2015 and gives Toyota naming rights for one injector, a neighborhood, significant branding and fan engagement space throughout the new facility.  Also, our proposed mixed use development across from Daytona International Speedway, ONE DAYTONA, is gaining speed.  We successfully reached a public private partnership with the City of Daytona Beach and Volusia County, Florida to finance a significant portion of the necessary infrastructure which, along with additional project leasing and financing, could result in ground breaking as early as mid-summer of 2014."
France Kennedy concluded, "We continue to benefit from a solid financial condition and operating cash flow due to strong revenue visibility from lucrative broadcasting rights and contracted partnerships, which lay the foundation upon which we can launch these and other strategic initiatives to further enhance the overall guest experience at our facilities.  We are confident these efforts will build value over the long term for our shareholders."

First Quarter Comparison
Total revenue for the first quarter ended February 28, 2014 was approximately $131.8 million, compared to revenue of approximately $128.6 million in the prior-year period. Operating income was approximately $22.3 million during the period compared to operating income of approximately $25.1 million in the first quarter of fiscal 2013. Year-over-year comparability was impacted by:

•
On January 31, 2014, Speedway Motorsports, Inc. ("SMI") abandoned its interest and rights in SMISC, LLC, the Company's 50/50 joint venture which owns and operates Motorsports Authentics, LLC ("MA"), consequently bringing our ownership of MA to 100.0 percent. MA's operations were consolidated subsequent to the date of SMI's abandonment. Prior to January 31, 2014, MA was accounted for as an equity investment in our financial statements. As a result of SMI's abandonment of their interest in MA, we recorded other income of approximately $5.4 million representing the fair value of MA, over the carrying value, as of January 31, 2014. In addition we recognized a tax benefit of approximately $1.8 million;

•
During the three months ended February 28, 2013, we expensed approximately $0.9 million, or $0.01 per diluted share, of certain ongoing carrying costs related to our Staten Island property. There were no comparable costs in the same period of fiscal 2014;

•
During the first quarter of fiscal 2013, we recognized a charge relating to a legal judgment of litigation involving certain ancillary facility operations of approximately $0.6 million, or $0.01 per diluted share. There was no comparable event in the same period of fiscal 2014;

•
During the three months ended February 28, 2014, we recognized approximately $0.4 million, or less than $0.01 per diluted share, in marketing and consulting costs that are included in general and administrative expense related to DAYTONA Rising. During the three months ended February 28, 2013, we recognized approximately $0.3 million, or less than $0.01 per diluted share, of similar costs;

•
During the three months ended February 28, 2014, we recognized approximately $3.0 million, or $0.04 per diluted share of accelerated depreciation that was recorded due to the shortening the service lives of certain assets associated with DAYTONA Rising. There were no comparable amounts in the same period of fiscal 2013;

•
During the three months ended February 28, 2014, we recognized approximately $2.2 million, or $0.03 per diluted share, of losses primarily attributable to demolition and/or asset relocation costs in connection with DAYTONA Rising and capacity management initiatives. During the three months ended February 28, 2013, we recognized approximately $1.5 million, or $0.02 per diluted share, of losses associated with asset retirements primarily attributable to the removal of assets not fully depreciated in connection with certain capital improvements; and

•
During the three months ended February 28, 2014, we capitalized approximately $0.9 million, or $0.01 per diluted share, of interest related to DAYTONA Rising. There was no interest capitalized related to DAYTONA Rising in the same period of fiscal 2013.

Net income for the first quarter ended February 28, 2014 was approximately $19.9 million, or $0.43 per diluted share, compared to net income of approximately $13.5 million, or $0.29 per diluted share, in the prior year period. Excluding certain marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, MA fair value adjustment and income tax benefit, and net gain on sale of certain assets, non-GAAP (defined below) net income for the first quarter of 2014 was $15.5 million, or $0.33 per diluted share. Non-GAAP net income for the fiscal first quarter of 2013 was $15.5 million, or $0.33 per diluted share.
GAAP to Non-GAAP Reconciliation
The following financial information is presented below using other than U.S. generally accepted accounting principles ("non-GAAP") and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
The adjustments for 2013 relate to carrying costs of our Staten Island property, legal judgment, marketing and consulting costs incurred associated with DAYTONA Rising, losses associated with the retirements of certain other long-lived assets and net gain on sale of certain assets.
The adjustments for 2014 relate to marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, MA fair value adjustment and income tax benefit, and net gain on sale of certain assets.
The Company believes such non-GAAP information is useful and meaningful and is used by investors to assess its core operations, which consist of the ongoing promotion of racing events at its major motorsports entertainment facilities. Such non-GAAP information adjusts for items that are not considered to be reflective of the Company's continuing core operations at its motorsports entertainment facilities. The Company believes that such non-GAAP information improves the comparability of its operating results and provides a better understanding of the performance of its core operations for the periods presented. The Company uses this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. The Company uses both GAAP and non-GAAP information in evaluating and operating its business and as such deemed it important to provide such information to investors.

	Three Months Ended
	February 28, 2013	February 28, 2014
	(Unaudited)
	(In Thousands, Except Per Share Amounts)
Net income	$13,513	$19,895
Adjustments, net of tax:
Carrying costs related to Staten Island	533	—
Legal judgment	345	—
DAYTONA Rising project	194	235
Accelerated depreciation	—	1,821
Losses on asset retirements	940	1,350
DAYTONA Rising project capitalized interest	—	(576)
MA fair value adjustment and income tax benefit	—	(7,212)
Net gain on sale of certain assets	—	(7)
Non-GAAP net income	$15,525	$15,506
Per share data:
Diluted earnings per share	$0.29	$0.43
Adjustments, net of tax:
Carrying costs related to Staten Island	0.01	—
Legal judgment	0.01	—
DAYTONA Rising project	—	—
Accelerated depreciation	—	0.04
Losses on asset retirements	0.02	0.03
DAYTONA Rising project capitalized interest	—	(0.01)
MA fair value adjustment and income tax benefit	—	(0.16)
Net gain on sale of certain assets	—	—
Non-GAAP diluted earnings per share	$0.33	$0.33

On the corporate partnership front, the first quarter was strong not only for the Speedweeks results but also with the announcement of the Toyota founding partnership for DAYTONA Rising. At this point for fiscal 2014 we have agreements in place for approximately 87.0 percent of our gross marketing partnership revenue target.  We have 2 of our 20 NASCAR Sprint Cup Series event entitlements and 3 of our fifteen NASCAR Nationwide Series event entitlements either open or not announced.  This is compared to last year at this time when we had approximately 88.0 percent of gross marketing partnership revenue target sold, entitlements for all 20 NASCAR Sprint Cup events announced, and 1 NASCAR Nationwide entitlement either open or not announced. We were very well positioned with corporate sales agreements in place and the number of major event entitlements secured for the 2013 season. While we are slightly behind these marks at this point for 2014, we compare well with the trends of previous years. As well, we are in discussions with prospective partners on over half of the open entitlements.
External Growth and Other Initiatives

Capital Spending
The Company competes for the consumers' discretionary dollar with many entertainment options such as concerts and other major sporting events, not just other motorsport events. To better meet its customers' expectations, ISC is committed to improving the guest experience at its facilities through on-going capital improvements that position it for long-term growth.
In June 2013, ISC's board of directors endorsed a capital allocation plan for fiscal 2013 through fiscal 2017 to not exceed $600.0 million in capital expenditures over that period. The five-year capital expenditure plan encompasses all the capital expenditures for ISC's 13 major motorsports facilities, including DAYTONA Rising, as well as any equity commitments to undertake ONE DAYTONA. Of the endorsed five-year capital expenditure plan, DAYTONA Rising will account for between $375.0 million to $400.0 million of the $600.0 million.
With the majority of the capital expenditures for DAYTONA Rising occurring in fiscal 2014 and 2015, we estimate capital expenditures across all of ISC's existing facilities, exclusive of capitalized interest, will be approximately $200.0 million for fiscal 2014 and approximately $180.0 million for fiscal 2015. With a target completion date of DAYTONA Rising in January 2016, capital expenditures will then decrease significantly with an expectation of capital expenditures for projects at all of ISC's existing facilities, exclusive of capitalized interest, to be between $60.0 million to $70.0 million in fiscal 2016 and fiscal 2017.
For the three months ended February 28, 2014, the Company spent approximately $31.2 million on capital expenditures for projects at its existing facilities. In comparison, the Company spent approximately $6.1 million for the three months ended February 28, 2013, on capital expenditures for projects at its existing facilities.
The Company reviews its capital expenditure program periodically and modifies it as required to meet current business needs.
DAYTONA Rising: Reimagining an American Icon
DAYTONA Rising is the redevelopment of the frontstretch of Daytona International Speedway, ISC's 54-year-old flagship motorsports facility, to enhance the event experience for fans, marketing partners, broadcasters and the motorsports industry.
The Company currently anticipates DAYTONA Rising to cost between $375.0 million to $400.0 million, excluding capitalized interest, which it expects to fund from cash on hand, cash from its operations, and it may use borrowings on its credit facility for a limited period of time. In addition, the Company is pursuing legislation in the state of Florida that proposes the speedway receive similar tax incentives and rebates as Florida's other professional sports venues.
Total spending incurred for DAYTONA Rising was $29.4 million during the three months ended February 28, 2014. Based on the Company's current expectations of DAYTONA Rising, it has identified existing assets that are expected to be impacted by the redevelopment and that those assets will require accelerated depreciation or losses on asset retirements, totaling approximately $50.0 million over the approximate 26-month project time span. During the three months ended February 28, 2014, the Company recognized accelerated depreciation and losses on disposal of assets totaling approximately $4.2 million.
Despite the Company not anticipating the need for additional long-term debt to fund this project, accounting rules dictate that the Company capitalizes a portion of the interest on existing outstanding debt during the construction period.  The Company estimates it will record approximately $11.0 million to $13.0 million of capitalized interest from fiscal 2014 through fiscal 2016, with roughly half of the capitalized interest recorded in fiscal 2014.  The lowering of the capitalized interest estimate from previously released amounts is due to plans for a portion of the new grandstand construction to go into service for Speedweeks 2015, thus suspending capitalization of interest on those assets on their in-service date. In addition ISC’s depreciation expense will increase between $17.0 million to $20.0 million, rising to approximately $90.0 million to $105.0 million annually in fiscal 2016, and then decreasing due to lower capital spending, to approximately $85.0 million to $90.0 million beginning in fiscal 2019.
The vision for DAYTONA Rising places an emphasis on enhancing the complete fan experience, beginning with five expanded and redesigned fan entrances, or injectors. Each injector will lead directly to a series of escalators and elevators that will transport fans to any of three different concourse levels, each featuring spacious and strategically-placed social "neighborhoods" along the nearly mile-long frontstretch.
A total of 11 neighborhoods, each measuring the size of a football field, will enable fans to meet and socialize during events without ever missing any on-track action, thanks to dozens of strategically-placed video screens in every neighborhood. The central neighborhood, dubbed the "World Center of Racing," features open sight-lines enabling fans to catch all the on-track action while celebrating the history of Daytona International Speedway and its many unforgettable moments throughout more than 50 years of racing.
Every seat in the Speedway frontstretch will be replaced with wider, more comfortable seating that will provide pristine sight-lines. There will also be more restrooms and concession stands per customer throughout the facility.
The Company expects that by providing its fans with a better experience as well as an expansive platform for its marketing partners, including an elevated hospitality experience, DAYTONA Rising, upon completion in 2016, will provide an immediate incremental lift in Daytona International Speedway's revenues of approximately $20.0 million, and earnings before interest, taxes, depreciation and amortization ("EBITDA”) lift of approximately $15.0 million with a mid-single-digit growth rate. The Company also currently anticipates the project to be accretive to its net income per share within three years of completion. While these forward looking amounts are management’s projections and the Company believes they are reasonable, its actual results may vary from these estimates due to unanticipated changes in projected attendance, lower than expected ticket prices, or lower than forecasted corporate sponsorships. The Company does not know whether these expectations will ultimately prove correct and actual revenues and operating results may differ materially from these estimates.
ONE DAYTONA

In August 2013, ISC entered into a 50/50 joint venture with Atlanta-based Jacoby Development, Inc. (“Jacoby”) to develop a mixed-use and entertainment destination, named ONE DAYTONA, located adjacent to our 188,000 square foot office building, the International Motorsports Center, on 189 acres the Company owns located directly across from its Daytona motorsports entertainment facility.
The conceptual design for the first phase of ONE DAYTONA include 1.1 million square feet of world-class shopping, fine dining, hotel, theater and other entertainment. Bass Pro Shops®, America's most popular outdoor store, has signed a letter of intent and Cobb Theatres, the highly respected Southeastern-based exhibitor, has executed a lease to anchor ONE DAYTONA. The joint venture is in active discussions with other potential anchor tenants for ONE DAYTONA.
The Company has approved land use entitlements for ONE DAYTONA to allow for up to 1.4 million square feet of retail/dining/entertainment, 2,500 seats in a movie theater, 660 hotel rooms, 1,350 units of residential, 567,000 square feet of additional office space and 500,000 square feet of commercial/industrial space.
Final designs are being completed for ONE DAYTONA, and the joint venture will incorporate the results of market studies, project costs and financing structures. The joint venture has formed a Community Development District ("CDD") for the purpose of installing and maintaining public infrastructure at ONE DAYTONA. The CDD is a local, special purpose government framework authorized by Chapter 190 of the Florida Statutes for managing and financing infrastructure to support community development.
The CDD has negotiated agreements with the City of Daytona Beach and Volusia County for a total of $40.0 million in incentives to finance a portion of the estimated $53.0 million in infrastructure required to move forward with the ONE DAYTONA project. The joint venture expects to announce additional tenants in the coming months with, assuming favorable leasing considerations, a projected groundbreaking scheduled for mid-summer 2014.
Hollywood Casino at Kansas Speedway
Kansas Entertainment, LLC, (“Kansas Entertainment”) a 50/50 joint venture of Penn Hollywood Kansas, Inc. (“Penn”), a subsidiary of Penn National Gaming, Inc. and Kansas Speedway Development Corporation (“KSDC”), a wholly owned indirect subsidiary of ISC, operates the Hollywood-themed casino and branded destination entertainment facility, overlooking turn two at Kansas Speedway. Penn National Gaming, Inc. is responsible for the operations of the casino.
For the first three months of the Company's 2014 fiscal year, it has received cash distributions from the casino totaling approximately $4.5 million. Subsequent to the quarter, the Company received an additional cash distribution of approximately $5.5 million.
Increased visibility on property taxes for the existing facility has led our casino joint venture to consider the next phase of development, a Hollywood Casino Hotel.  Per the Development Agreement with the Unified Government of Wyandotte County/Kansas City, Kansas (“Unified Government”), the casino is subject to a

1.0 percent of gross gaming revenue penalty if it has not commenced construction on the hotel within two years of the February 2012 opening.  However, the Unified Government recently approved to extend the decision date to allow our joint venture to evaluate construction costs, financing options and projects returns until May 1, 2014. The decision to move forward will be market-based and approved by Kansas Entertainment’s board.
Outlook
ISC reiterates its 2014 full year non-GAAP earnings per share guidance and revises revenue, EBITDA and operating margin guidance as a result of the consolidation of Motorsports Authentics.
•Revenue: $635 million to $650 million
•EBITDA margin: 29.5% to 30.5%
•Operating margin: 17.0% to 18.5%
•Diluted earnings per share: $1.30 to $1.50
ISC's fiscal 2014 non-GAAP earnings per share guidance excludes any accelerated depreciation associated with shortening certain asset service lives and future losses on disposals of certain long-lived assets, which could be recorded as part of capital improvements resulting from removal of assets prior to the end of their actual useful life; any income statement impact attributable to the DAYTONA Rising project; MA fair value adjustment and income tax benefit; gain or loss on the sale of assets; and legal judgments/settlements.
Conference Call Details
The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 69156861.
A live Webcast will also be available at that time on the Company's Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Tuesday, April 22, 2014. To access, dial (855) 859-2056 and enter the code 69156861, or visit the “Investor Relations” section of the Company's Web site.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix

International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing Network, the nation's largest independent sports radio network, and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, the Company has a 50 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

# # #

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended
	February 28, 2013	February 28, 2014
	(Unaudited)
REVENUES:
Admissions, net	$30,737	$30,055
Motorsports related	84,605	85,228
Food, beverage and merchandise	10,174	13,208
Other	3,036	3,298
	128,552	131,789
EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	26,345	27,151
Motorsports related	22,302	22,824
Food, beverage and merchandise	7,283	10,102
General and administrative	26,088	24,380
Depreciation and amortization	19,842	22,773
Losses on asset retirements	1,545	2,220
	103,405	109,450
Operating income	25,147	22,339
Interest income	20	23
Interest expense	(3,962)	(3,133)
Equity in net income from equity investments	1,020	1,619
Other	—	5,458
Income before income taxes	22,225	26,306
Income taxes	8,712	6,411
Net income	$13,513	$19,895

Earnings per share:
Basic and diluted	$0.29	$0.43
Basic weighted average shares outstanding	46,423,324	46,515,208
Diluted weighted average shares outstanding	46,436,343	46,530,016

Comprehensive income	$13,677	$20,059

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2013	February 28, 2013	February 28, 2014
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$172,827	$111,269	$192,598
Receivables, less allowance	25,910	78,957	81,711
Inventories	2,619	4,190	7,468
Income taxes receivable	17,399	5,129	1,273
Deferred income taxes	3,122	1,870	3,301
Prepaid expenses and other current assets	13,965	17,894	18,527
Total Current Assets	235,842	219,309	304,878

Property and Equipment, net	1,276,976	1,350,921	1,285,920
Other Assets:
Equity investments	134,327	142,899	131,431
Intangible assets, net	178,628	178,642	179,315
Goodwill	118,791	118,791	118,791
Other	72,942	8,098	72,707
	504,688	448,430	502,244
Total Assets	$2,017,506	$2,018,660	$2,093,042
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2,807	$2,522	$2,908
Accounts payable	27,669	16,706	31,114
Deferred income	35,679	88,585	76,554
Income taxes payable	—	9,130	—
Other current liabilities	15,907	21,878	19,773
Total Current Liabilities	82,062	138,821	130,349

Long-Term Debt	271,680	274,261	271,420
Deferred Income Taxes	366,531	330,726	373,022
Long-Term Deferred Income	8,604	10,355	8,350
Other Long-Term Liabilities	1,474	1,487	2,258
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	261	260	261
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	200	200	200
Additional paid-in capital	445,097	442,997	445,526
Retained earnings	846,235	824,685	866,130
Accumulated other comprehensive loss	(4,638)	(5,132)	(4,474)
Total Shareholders’ Equity	1,287,155	1,263,010	1,307,643
Total Liabilities and Shareholders’ Equity	$2,017,506	$2,018,660	$2,093,042

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended
	February 28, 2013	February 28, 2014
	(Unaudited)
OPERATING ACTIVITIES
Net income	$13,513	$19,895
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on assumption of controlling interest in equity investee	—	(5,447)
Depreciation and amortization	19,842	22,773
Stock-based compensation	523	429
Amortization of financing costs	485	444
Deferred income taxes	710	6,206
Income from equity investments	(1,020)	(1,619)
Distribution from equity investee	—	1,906
Loss on asset retirements, non-cash	719	18
Other, net	(44)	(16)
Changes in operating assets and liabilities:
Receivables, net	(48,127)	(54,518)
Inventories, prepaid expenses and other assets	(12,040)	(11,743)
Accounts payable and other liabilities	6,116	2,364
Deferred income	45,667	40,621
Income taxes	8,318	16,051
Net cash provided by operating activities	34,662	37,364
INVESTING ACTIVITIES
Capital expenditures	(6,106)	(31,247)
Distribution from equity investee and affiliate	4,500	2,594
Proceeds from sale of Staten Island property	—	6,314
Cash included in assumption of ownership interest in equity investee	—	4,686
Other, net	—	235
Net cash used in investing activities	(1,606)	(17,418)
FINANCING ACTIVITIES
Payment of long-term debt	(166)	(175)
Net cash used in financing activities	(166)	(175)
Net increase in cash and cash equivalents	32,890	19,771
Cash and cash equivalents at beginning of period	78,379	172,827
Cash and cash equivalents at end of period	$111,269	$192,598